Exhibit 2.1

AMENDMENT NO. 2

TO THE

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of November 26, 2023, to the Business Combination Agreement, dated as of November 15, 2022, as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of April 7, 2023 (as so amended, the “Current Agreement”), is by and among Chavant Capital Acquisition Corp., an exempted company incorporated under the Laws of the Cayman Islands (“SPAC”), CLAY Merger Sub II, Inc., a Delaware corporation (“Merger Sub”), and Mobix Labs, Inc., a Delaware corporation (the “Company”). Each of SPAC, Merger Sub and the Company will individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Current Agreement.

WHEREAS, on July 18, 2023, special resolutions were passed at an extraordinary general meeting of SPAC amending the SPAC Articles to (a) extend the date by which SPAC must consummate an initial business combination from July 22, 2023 to January 22, 2024 and (b) eliminate from the SPAC Articles (i) the limitation that SPAC shall not redeem the SPAC Ordinary Shares to the extent that such redemption would cause SPAC’s net tangible assets to be less than $5,000,001 and (ii) the limitation that SPAC shall not consummate a business combination unless SPAC has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such business combination (the “SPAC Articles Amendment”);

WHEREAS, Section 9.01(b) of the Current Agreement provides that the Current Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by either SPAC or the Company if the Effective Time shall not have occurred prior to November 22, 2023;

WHEREAS, the SPAC Shareholders’ Meeting is currently scheduled to be held on December 14, 2023 (the “SPAC Meeting Date”);

WHEREAS, Section 9.04 of the Current Agreement provides for the amendment of the Current Agreement at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of the Parties;

WHEREAS, the Company Board has unanimously (a) determined that this Amendment, the Current Agreement, as amended by this Amendment, and the Merger are fair to and in the best interests of the Company and its stockholders and (b) has recommended the approval and adoption of the Current Agreement, as amended by this Amendment, and the Merger by the Company Stockholders;

WHEREAS, pursuant to that certain Subscription Agreement, dated as of November 15, 2022 (the “Subscription Agreement”), by and among SPAC, Company and ACE SO4 Holdings Limited, the undersigned subscriber (“Subscriber”), Subscriber has provided its prior written consent to this Amendment (the “Subscriber Consent”);

WHEREAS, in consideration for the Subscriber Consent, the Company has issued to the Subscriber a Company Warrant to purchase 700,000 shares of Company Common Stock at an exercise per share of $0.01;

WHEREAS, the Parties desire to amend the Current Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1.	Amend the definition of “Aggregate Transaction Consideration”. The definition of “Aggregate Transaction Consideration” is hereby amended and restated in its entirety to read as follows:

““Aggregate Transaction Consideration” means a number of shares of SPAC Common Stock equal to (a) the Closing Transaction Consideration plus (b) the number of shares of SPAC Class A Common Stock comprising the Earnout Shares.”

2.	Amend the definition of “Closing Transaction Consideration”. The definition of “Closing Transaction Consideration” is hereby amended and restated in its entirety to read as follows:

““Closing Transaction Consideration” means a number of shares of SPAC Common Stock equal to the sum of (a) the aggregate number of shares of SPAC Class A Common Stock which the holders of Company Common Stock are entitled to receive pursuant to Section 3.01(b)(i), (b) the aggregate number of shares of SPAC Class B Common Stock which the holders of Company Series A Preferred Stock are entitled to receive pursuant to Section 3.01(b)(ii), (c) the aggregate number of shares of SPAC Class B Common Stock which the holders of Company Founder Preferred Stock are entitled to receive pursuant to Section 3.01(b)(iii), (d) the aggregate number of shares of SPAC Class A Common Stock which the holders of Company In-the-Money Vested Options are entitled to receive pursuant to Section 3.01(c)(i), (e) the aggregate number of shares of SPAC Class A Common Stock underlying SPAC Options into which all Company Options that are not Company In-the-Money Vested Options are converted pursuant to Section 3.01(c)(ii), (f) the aggregate number of shares of SPAC Class A Common Stock underlying SPAC RSUs into which all Company RSUs that are unvested are converted pursuant to Section 3.01(c)(iii), and (g) the aggregate number of shares of SPAC Class A Common Stock which the holders of Company Warrants and Company Convertible Instruments are entitled to receive pursuant to Section 3.01(c)(iv).”

3.	Amend the definition of “Per Share Exchange Ratio”. The definition of “Per Share Exchange Ratio” is hereby amended and restated in its entirety to read as follows:

““Per Share Exchange Ratio” means a ratio of one-to-one.”

4.	Remove Section 8.01(g). In light of the SPAC Articles Amendment and the Subscriber Consent, Section 8.01(g) is hereby deleted in its entirety.

5.	Amend Section 9.01(b). In light of the SPAC Articles Amendment, the SPAC Meeting Date and the Subscriber Consent, Section 9.01(b) is hereby amended and restated in its entirety to read as follows:

“by either SPAC or the Company if the Effective Time shall not have occurred prior to January 22, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or”

ARTICLE II

MISCELLANEOUS

6.	No Further Amendment. Except as expressly amended hereby, the Current Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Current Agreement or any of the documents referred to therein.

7.	Effect of Amendment. This Amendment shall form a part of the Current Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Current Agreement shall be deemed a reference to the Current Agreement as amended hereby.

8.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

9.	Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

10.	Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.	Miscellaneous. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Amendment. This Amendment is not assignable by any of the Parties. The headings of the various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

[Signature page follows]

Agreed to and accepted this
26th day of November 2023

CHAVANT CAPITAL ACQUISITION CORP.

By:	/s/ Jiong Ma
Name: Dr. Jiong Ma
Title: Chief Executive Officer

CLAY MERGER SUB II, INC.

By:	/s/ Jiong Ma
Name: Dr. Jiong Ma
Title: Director

MOBIX LABS, INC.

By:	/s/ Keyvan Samini
Name: Keyvan Samini
Title: President and Chief Financial Officer